Exhibit 10.27

March [___], 2018

Re: Amended and Restated Transaction Bonus Letter

Dear [___________]:

Reference is hereby made to the transaction bonus letter entered into by and between you and Intermex Holdings, Inc. (together with its successors and assigns, the “Company”), dated as of [________], which letter shall be replaced and superseded in its entirety by this letter agreement (this “Agreement”), effective as of the date hereof. In recognition of your contributions to the Company, the Company has approved a special bonus for you equal to $[_______] (the “Deal Success Bonus”), to be payable subject to all of the terms and conditions of this Agreement.

Your Deal Success Bonus will be in addition to (and will not be in lieu of) any annual bonus amount you may otherwise be entitled to receive from the Company.

Payment of and Conditions to Deal Success Bonus

You shall be paid your Deal Success Bonus in a lump sum within 10 days of the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Fintech Acquisition Corp. II, Fintech II Merger Sub Inc., Fintech II Merger Sub 2 LLC, Intermex Holdings II, Inc. and SPC Intermex Representative LLC dated as of December 19, 2017 (the “Sale”). If your employment with the Company terminates prior to the closing date of the Sale as a result of your termination by the Company for Cause (as defined in the Employment Agreement by and between you and the Company, dated as of [________]) (the “Employment Agreement”) or your voluntary resignation without Good Reason (as defined in the Employment Agreement), then you will not be entitled to any portion of the Deal Success Bonus. If your employment with the Company terminates prior to the closing date of the Sale as a result of your death, Disability, termination by the Company without Cause or resignation by you for Good Reason, then you will continue to be entitled to the Deal Success Bonus as if your employment had not terminated. If your employment with the Company terminates for any reason on or following the closing date of the Sale, you will continue to be entitled to the Deal Success Bonus as if your employment had not terminated.

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Other Terms

All payments under this letter will be subject to the withholding of any taxes required to be withheld under applicable federal, state or local law. You will not have any right to transfer, assign, pledge, alienate or create a lien on the Deal Success Bonus, and this Agreement is not assignable by you. The Deal Success Bonus is unfunded and unsecured and is payable out of the general funds of the Company. Nothing in this letter is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This letter will be binding on any successor to the Company.

All amounts payable pursuant to this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated or issued thereunder (the “Code”).

If, in the sole discretion of the Company, all or any portion of the Deal Success Bonus could be considered a “parachute payment” under Code Section 280G, your entitlement to any portion of the Deal Success Bonus will be contingent upon the approval of the Deal Success Bonus in a manner that satisfies the shareholder approval requirements of Treasury Regulation Section 1.280G-1, Q&A 7.

This letter will be governed by, and construed in accordance with, the laws of the State of New York. This letter may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this Agreement and return it to me as soon as possible.

[Signatures Follow]

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Sincerely,

Intermex Holdings, Inc.

Acknowledged and agreed:

[__________]
Date:

Intermex – Deal Success Bonus Letter

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